Exhibit 3.1

Form 540 Prescribed by:

Toll Free: (877) SOS-FILE (877-767-3453) Central Ohio: (614) 466-3910 www.OhioSecretaryofState.gov busserv@OhioSecretaryofState.gov File online or for more information: www.OHBusinessCentral.com

Mall this form to one of the following:

    Regular Filing (non expedite)

    P.O. Box 1329

    Columbus, OH 43216

    Expedite Filing (Two business day processing time.

                         Requires an additional $100.00)

    P.O. Box 1390

    Columbus, OH 43216

For screen readers, follow instructions located at this path.

Certificate of Amendment

(For-Profit, Domestic Corporation)

Filing Fee: $50

Form Must Be Typed

Check appropriate box:

☒	Amendment to existing Articles of Incorporation (125-AMDS)

☐	Amended and Restated Articles (122-AMAP) - The following articles supersede the existing articles and all amendments thereto.

Complete the following information:

Name of Corporation The Progressive Corporation

Charter Number 337395

Check one box below and provide information as required:

☐	The articles are hereby amended by the Incorporators. Pursuant to Ohio Revised Code section 1701.70(A), incorporators may adopt an amendment to the articles by a writing signed by them if initial directors are not named in the articles or elected and before subscriptions to shares have been received.

☒	The articles are hereby amended by the Directors. Pursuant to Ohio Revised Code section 1701.70(A), directors may adopt amendments if initial directors were named in articles or elected, but subscriptions to shares have not been received. Also, Ohio Revised Code section 1701.70(B) sets forth additional cases in which directors may adopt an amendment to the articles.

The resolution was adopted pursuant to Ohio Revised Code section 1701.70(B) (In this space insert the number 1 through 10 to provide basis for adoption.)	1701.70(B)(1)

☐	The articles are hereby amended by the Shareholders pursuant to Ohio Revised Code section 1701.71.

☐	The articles are hereby amended and restated pursuant to Ohio Revised Code section 1701.72.

Form 540	Page 3 of 5	Last Revised: 10/01/2017

A copy of the resolution of amendment is attached to this document.

Note: If amended articles were adopted, they must set forth all provisions required in original articles except that articles amended by directors or shareholders need not contain any statement with respect to initial stated capital. See Ohio Revised Code section 1701.04 for required provisions.

By signing and submitting this form to the Ohio Secretary of State, the undersigned hereby certifies that he or she has the requisite authority to execute this document.

Required	/s/ Daniel P. Mascaro
Must be signed by all incorporators, if amended by incorporators, or an authorized officer if amended by directors or shareholders, pursuant to Ohio Revised Code section 1701.73(B) and (C).	Signature
By (if applicable)
Daniel P. Mascaro, Secretary
If authorized representative is an individual, then they must sign in the “signature” box and print their name in the “Print Name” box.	Print Name

If authorized representative is a business entity, not an individual, then please print the business name in the “signature” box, an authorized representative of the business entity must sign in the “By” box and print their name in the “Print Name” box.	Signature

By (if applicable)

Print Name

Form 540	Page 4 of 5	Last Revised: 10/01/2017

AMENDMENT TO AMENDED ARTICLES OF INCORPORATION

OF

THE PROGRESSIVE CORPORATION

RESOLVED, that the Amended Articles of Incorporation of the Company be and they hereby are amended by adding at the end of Division A of Article FOURTH thereof a new Section 9 reading as follows:

Section 9. Series B Fixed-to-Floating Rate Cumulative Perpetual Serial Preferred Shares. Of the 20,000,000 authorized Serial Preferred Shares, without par value, 500,000 shares are designated as a series entitled “Series B Fixed-to-Floating Rate Cumulative Perpetual Serial Preferred Shares” (hereinafter called “Series B Shares”). The Series B Shares shall have the express terms set forth in this Division as being applicable to all Serial Preferred Shares as a class and, in addition, the following express terms applicable to all Series B Shares as a series of Serial Preferred Shares:

(a) General. The Series B Shares have a liquidation preference of $1,000 per share (the “stated amount”). The Series B Shares are perpetual and do not have any maturity date, and will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of the Series B Shares do not have any preemptive rights. The Series B Shares are not convertible into or exchangeable for property or shares of any other series or class. The Board of Directors (or a duly authorized committee of the Board) may increase (but not in excess of total number of authorized Serial Preferred Shares) or decrease (but not below the number of Series B Shares then outstanding) the number of designated Series B Shares from time to time before or after the issuance thereof (but not below the number of Series B Shares then outstanding).

(b) Dividends.

(1) Fixed-to-Floating. Cumulative cash dividends on Series B Shares shall be payable, when and as declared by the Board of Directors (or a duly authorized committee of the Board), but only out of funds legally available therefor, as follows: (i) for each dividend period during the fixed-rate period, at an annual rate of 5.375% of the stated amount per share, and no more, payable semiannually in arrears on the 15th day of each March and September, respectively, in each year, beginning on September 15, 2018; and (ii) for each dividend period during floating-rate period, at an annual rate equal to Three Month LIBOR for such dividend period plus a spread of 2.539% applied to the stated amount per share, and no more, payable quarterly in arrears on the 15th day of each March, June, September and December, respectively, in each year, beginning on June 15, 2023.

(2) Amount. The amount of the dividend per Series B Share will be calculated (i) for each dividend period (or portion thereof) in the fixed-rate period, on the basis of a 360-day year consisting of twelve 30-day months, and (ii) for each dividend period (or portion thereof) in the floating-rate period, based on the actual number of days in the dividend period and a 360-day year.

(3) Record and Payment Date. Each date on which dividends are payable pursuant to the foregoing clauses, subject to adjustment as provided below, is a “dividend payment date”, and dividends for each dividend payment date are payable with respect to the dividend period (or portion thereof) ending on the day preceding such dividend payment date, in each case to holders of record on the 15th calendar day before such dividend payment date or such other record date not more than 30 nor less than 10 days preceding such dividend payment date fixed for that purpose by the Board of Directors (or a duly authorized committee of the Board) in advance of payment of each particular dividend. If any day on or before March 15, 2023 that would otherwise be a dividend payment date is not a business day, then such date will nevertheless be a dividend payment date, but dividends on the Series B Shares, when, as and if declared, will be paid on the next succeeding business day (without adjustment in the amount of the dividend per Series B Share). If any day after March 15, 2023 that would otherwise be a dividend payment date is not a business day, then the next succeeding business day will be the applicable dividend payment date and dividends on the Series B Shares, when, as and if declared, will be paid on such next succeeding business day.

(4) Accrual. With respect to the initial issuance of Series B Shares, dividends shall accrue from the date of initial issuance. With respect to any Series B Shares issued after such date of initial issuance, such additional Series B Shares may only be issued if they are fungible for U.S. tax purposes with all of the Series B Shares initially issued and dividends shall accrue from the most recent dividend payment date prior to the date such additional Series B Shares are issued (or, if no dividend payment date has occurred at the time such additional Series B Shares are issued, from the date of initial issuance of Series B Shares).

(5) Calculation Agent. The corporation will appoint a calculation agent for the Series B Shares prior to the commencement of the floating-rate period and will keep a record of such appointment at its principal offices, which will be available to any shareholder upon request. The corporation may appoint itself or an affiliate of the corporation as calculation agent.

(c) Redemption.

(1) Subject to the provisions of Subsection 5(c)(3) of this Division, the Series B Shares shall be redeemable in the manner provided in Subsections 3(b)(1) and (2) of this Division as follows:

(i) The corporation may, at the option of the Board of Directors (or a duly authorized committee of the Board), redeem the Series B Shares in whole, but not in part, at any time prior to March 15, 2023, within 90 days after the occurrence of a “rating agency event,” at a cash redemption price per share equal to $1,020, together with an amount equal to all accrued and unpaid dividends to, but excluding, the redemption date, or

(ii) The corporation may, at the option of the Board of Directors (or a duly authorized committee of the Board), redeem the Series B Shares in whole or in part, from time to time on or after March 15, 2023 at a cash redemption price per share equal to the stated amount, together with an amount equal to all accrued and unpaid dividends to, but excluding, the redemption date, except that, in each case, any accrued and unpaid dividends payable on a redemption date that occurs subsequent to an applicable record date that has been fixed by the Board of Directors (or a duly authorized committee of the Board) for a dividend payment date that shall not yet have occurred at the time of redemption shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date.

(2) Each notice of redemption given to a holder of Series B Shares shall state: (i) the redemption date; (ii) the number of shares of the Series B Shares to be redeemed and, if less than all shares of the Series B Shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends will cease to accrue on the redemption date.

(d) Liquidation. The amount payable per Series B Share in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation shall be the stated amount, plus an amount equal to all dividends accrued and unpaid thereon as provided in Section 4 of this Division A.

(e) Definitions. As used with respect to the Series B Shares:

“Dividend period” means each period commencing on (and including) a dividend payment date and continuing to, but excluding, the next succeeding dividend payment date, except that the first dividend period for the initial issuance of Series B Shares shall commence on (and include) the original issue date.

“Fixed-rate period” means the period commencing on the date of the initial issuance of Series B Shares and continuing to, but excluding, March 15, 2023.

“Floating-rate period” means the period commencing on the dividend payment date in the month of March 2023 and continuing to, but excluding, the first date, if any, as of which all shares of Series B Shares have been redeemed.

A “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in The City of New York are not authorized or obligated by law, regulation or executive order to close.

“Three Month LIBOR” means the London interbank offered rate (“LIBOR”) for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” at approximately 11:00 a.m., London time, on the relevant dividend determination date, provided that:

(1) If no offered rate appears on Reuters screen page “LIBOR01” on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent, after consultation with the corporation, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, Three Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided.

(2) Otherwise, the calculation agent, after consultation with the corporation, will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable dividend period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, Three Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest ..00001 of 1%) of the quotations provided.

(3) Otherwise, the calculation agent, after consulting with the corporation and such sources as it deems comparable to any of the foregoing quotations or display page, or any such sources as it deems reasonable from which to estimate Three Month LIBOR or any of the foregoing lending rates, shall determine Three Month LIBOR for the relevant dividend period in its sole discretion.

Notwithstanding the foregoing: (i) if the calculation agent determines on the relevant dividend determination date that the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to such London interbank offered rate, provided that if the calculation agent determines there is an industry-accepted successor base rate, then the calculation agent shall use such successor base rate; and (ii) if the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine what business day convention to use, the definition of business day, the dividend determination date and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

The establishment of Three Month LIBOR for each dividend period by the calculation agent shall (in the absence of manifest error) be final and binding.

“Dividend determination date” means, with respect to a dividend period during the floating-rate period, the second London banking day prior to the beginning of such dividend period.

“London banking day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Rating agency event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Exchange Act of 194, as amended, that then publishes a rating for the corporation (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series B Shares, which amendment, clarification or change results in:

(1) The shortening of the length of time the Series B Shares are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series B Shares; or

(2) The lowering of the equity credit (including up to a lesser amount) assigned to the Series B Shares by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series B Shares.